UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 16, 2009

IRIDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1212 Terra Bella Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 940-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Director

On December 16, 2009, Ruediger Naumann-Etienne was appointed to the board of directors (the “Board”) of IRIDEX Corporation (the “Company”).

Dr. Naumann-Etienne, 63, has been the owner and Managing Director of Intertec Group, an investment company specializing in the medical device field, since 1989. He has been the Chairman of Cardiac Science since 2006. From 2000 to 2005, Dr. Naumann-Etienne served as Chairman of Quinton Cardiology Systems, one of the predecessor companies of Cardiac Science. From 2000 to 2003, he also served as Chief Executive Officer of this company. From 1993 until 1999, Dr. Naumann-Etienne was Chairman of OEC Medical Systems, a manufacturer of fluoroscopic imaging systems and from 1987 to 1990 he was President and Chief Operating Officer of Diasonics, a manufacturer of diagnostic imaging equipment. Dr. Naumann-Etienne is also currently a director of Varian Medical Systems and Encision Inc.

Dr. Naumann-Etienne will participate in the non-employee director compensation arrangements described in the Company’s 2009 annual proxy statement filed with the SEC on May 4, 2009. Under the terms of those arrangements, Dr. Naumann-Etienne will receive, among other things, $1,500 for each Board meeting he attends and an initial option to purchase 15,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value on the date of grant, which vests ratably over a 36-month period following the date of grant. Each year thereafter, he will be granted an additional option to purchase 5,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value on the date of grant, with such option vesting ratably over a 12-month period following the date of grant. In addition, it is expected that Dr. Naumann-Etienne will execute the Company’s standard form of indemnification agreement.

The Company’s press release dated December 18, 2009 regarding Dr. Naumann-Etienne’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated December 18, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

By:	/s/ THEODORE A. BOUTACOFF
Theodore A. Boutacoff President and Chief Executive Officer

Date: December 18, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated December 18, 2009